UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 6, 2007

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington		98004
(Address of principal executive offices)		(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 6, 2007, the Board of Directors of the Company elected James J. Morris to serve as a member of the Board of Directors. Mr. Morris will be proposed to shareholders at the 2008 Annual Meeting of Shareholders for election as a director. The Nominating and Corporate Governance Committee has not yet determined the board committee or committees on which Mr. Morris will serve. There was no arrangement or understanding between Mr. Morris and any other person pursuant to which he was elected to his position, and there are no related party transactions between Mr. Morris and the Company.

For his services as a non-employee director, Mr. Morris will be entitled to receive the standard compensation for a non-employee director of the Company. This compensation consists of a cash payment of $30,000 per year and an additional cash payment of $1,500 for each Board meeting attended in person and payment of $750 for each telephonic meeting in which he participates. Mr. Morris will also be entitled to stock compensation in the form of an annual issuance of $60,000 worth of fully-paid Common Stock of the Company. The Company will also reimburse Mr. Morris for out-of-pocket expenses incurred in connection with attendance or participation at meetings. The non-employee director compensation program is described in further detail in the Company’s proxy statement for its 2007 Annual Meeting filed with the Securities and Exchange Commission on February 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: December 11, 2007	By:	/s/ Robert D. George
		Name:	Robert D. George
		Title:	Vice President, Chief Financial Officer, Secretary and Treasurer